Exhibit 23.1

June 8, 2007

The Board of Directors

ChipMOS TECHNOLOGIES (Bermuda) LTD.

11F, No. 3, Lane 91, Dongmei Road

Republic of China

Attention: Mr. S.J. Cheng

Dear Sirs,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-130230 on Form F-3 and Registration Statements Nos. 333-116670 and 333-85290 on Form S-8 of our report dated March 13, 2007, appearing in this Annual Report on Form 20-F of ChipMOS TECHNOLOGIES (Bermuda) LTD. for the year ended December 31, 2006 (the “Annual Report”). We also consent to the inclusion of our report in the Annual Report.

Yours faithfully,

/s/ Moore Stephens
Certified Public Accountants Hong Kong